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                                                            Exhibits 5 and 23(a)

                                   LETTERHEAD

                                 August 25, 2004

Arrow Electronics, Inc.
50 Marcus Drive
Melville, NY 11747


         Re: Registration Statement on Form S-8 of Arrow Electronics, Inc. Relating to the Issuance of Shares of Common Stock Pursuant to the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan

Ladies and Gentlemen:

      We have acted as counsel to Arrow Electronics, Inc., a New York corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") relating to the offering of up to 19,662,645 shares of the Company's Common Stock, par value $1.00 per share, pursuant to the provisions of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

      We are of the opinion that when:

      (a) the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with;

      (b) the Company's Board of Directors shall have duly authorized the issuance of the Shares; and

      (c) the Shares shall have been duly issued and paid for in an amount not less than par value of $1.00 per share,

      the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Milbank, Tweed, Hadley & McCloy LLP